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EXHIBIT 21

SUBSIDIARY CORPORATIONS OF CUBIC CORPORATION
PLACE OF INCORPORATION AND PERCENTAGE OWNED

Subsidiary	Place of Incorporation	Percentage Owned
ADT GLOBAL SERVICES, INC. San Diego, California	Delaware	100%
APPLIED DATA TECHNOLOGY, INC. San Diego, California	California	100%
CONSOLIDATED CONVERTING CO. Whittier, California	California	100%
CUBIC APPLICATIONS, INC. Lacey, Washington	California	100%
CUBIC COMMUNICATIONS, INC. San Diego, California	California	100%
CUBIC DATA SYSTEMS, INC. San Diego, California	California	90%
CUBIC DEFENSE SYSTEMS, INC. San Diego, California	California	100%
CUBIC FOREIGN SALES, INC. San Diego, California	St. Thomas U.S. Virgin Islands	100%
CUBIC LAND, INC. San Diego, California	California	100%
CUBIC MICROCHIP DEVELOPMENT CORPORATION San Diego, California	California	100%
CUBIC TRANSPORTATION SYSTEMS, INC. San Diego, California	California	100%
CUBIC TRANSPORTATION SYSTEMS FAR EAST LIMITED Hong Kong, China	Hong Kong	100%
CUBIC TRANSPORTATION SYSTEMS LIMITED London, England * (100% owned subsidiary of Cubic (UK) Limited)	England	100%	*
CUBIC TRANSPORTATION SYSTEMS (AUSTRALIA) PTY LIMITED New South Wales, Australia * (50% owned subsidiary of Cubic Corporation and 50% owned subsidiary of Cubic Transportation Systems, Inc.)	Australia	100%	*
CUBIC (UK) LIMITED London, England	England	100%
CUBIC WORLDWIDE TECHNICAL SERVICES, INC. San Diego, California	Delaware	100%
NAVSAT CORPORATION San Diego, California	California	100%
OSCMAR INTERNATIONAL LIMITED Auckland, New Zealand	New Zealand	100%
SCANPOINT TECHNOLOGY A/S Brondby, Denmark * (100% owned subsidiary of Cubic Transportation Systems, Inc.)	Denmark	100%	*

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EXHIBIT 21 SUBSIDIARY CORPORATIONS OF CUBIC CORPORATION PLACE OF INCORPORATION AND PERCENTAGE OWNED